Exhibit 3.2


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 09/11/2002


                            CERTIFICATE OF AMENDMENT
                       TO THE FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                              OF THEGLOBE.COM, INC.

theglobe.com, inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Fourth Amendment and Restated Certificate of Incorporation of said corporation. Section 1 of Article V of the Fourth Amendment and Restated Certificate of Incorporation of theglobe.com, inc. is hereby amended to read in its entirety as set forth below.

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board. The number of directors which shall constitute the whole Board shall be not less than one (1).

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, the undersigned, being the President of the Corporation, has caused this Certificate of Amendment to be signed on this 10th day of September, 2002.

                                    THEGLOBE.COM, INC.
                                    /s/ Edward A.  Cespedes
                                    ------------------------
                                    Edward A.  Cespedes